ATCHISON CASTING CORPORATION
   400 SOUTH FOURTH STREET o P.O. BOX 188 o ATCHISON, KANSAS 66002-0188 o (913)
                           367-2121 o FAX (913) 367-2155
[ACC LOGO]


NEWS RELEASE
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                                                         CONTACT: HUGH AIKEN OR
                                                                  KEVIN MCDERMED
                                                                  913 367 2121
                                                                  NYSE:  FDY

                           ATCHISON CASTING ANNOUNCES
                         4TH QUARTER AND FY 2000 RESULTS
                         AND PLANNED CLOSURE OF FOUNDRY

      ATCHISON, KANSAS -AUGUST 31, 2000 - Atchison Casting Corporation (NYSE:FDY) today announced results for the quarter and fiscal year ended June 30, 2000.

      Fourth quarter net sales increased 1.4% to $118.2 million from $116.5 million in the comparable period last year. The net loss for the quarter, excluding non-recurring charges which primarily relate to the closure of the Company's Claremont foundry and a fixed asset impairment charge at the Company's PrimeCast foundry was $633,000, or $0.08 per share. Net income in the fourth quarter of the prior year, excluding a non-recurring gain, was $3.4 million, or $0.45 per share. During the fourth quarter of fiscal 2000, Atchison recorded a $3.6 million ($2.3 million, net of tax) charge relating to the Company's planned closure of Claremont foundry, located in Claremont, New Hampshire and a $6.9 million ($4.3 million, net of tax) charge relating to a fixed asset impairment charge at PrimeCast. Included in the prior year results was a non-recurring gain of $2.1 million, or $0.27 per share, resulting from a revision to the flood damage reconstruction reserve. Including these non-recurring items, the net loss for the fourth quarter of fiscal 2000 was $7.1 million, or $0.93 per share, compared to net income of $5.5 million, or $0.72 per share, for the fourth quarter of fiscal 1999.

      Fiscal 2000 net sales were $468.3 million compared to $475.6 million in fiscal 1999. Net income for fiscal 2000, excluding non-recurring items, was $770,000, or $0.10 per share, compared to net income, before non-recurring items, of $8.2 million, or $1.05 per share, in fiscal 1999. In addition to the charges mentioned above, included in the Company's fiscal 2000 results is a $7.8 million deferred income tax benefit, recorded in the third quarter, relating to the resolution of the Company's tax treatment of certain flood insurance proceeds received in 1995 and 1996. Also included in fiscal 2000 results are non-recurring gains of $1.1 million ($655,000, net of tax) on the termination of interest rate swap agreements. The Company's fiscal 1999 results, in addition to the non-recurring gain mentioned above, included a charge of $750,000 ($450,000, net of tax), or $0.06 per share, recorded in connection with an industrial accident that occurred on February 25, 1999 at the Company's Jahn foundry. Including these non-recurring items, net income for fiscal 2000 was $2.5 million, or $0.32 per share, compared to net income of $9.8 million, or $1.26 per share, in fiscal 1999.

      ACC has decided to close Claremont and transfer as much of the work as possible to other ACC foundries. For fiscal 2000, Claremont generated sales of $4.0 million and a net loss of $1.5 million, or $0.20 per share. "Despite attempts to rejuvenate Claremont foundry (previously a unit of Joy Technologies Inc.), ACC has not yet built a sufficient volume of profitable casting business at this foundry. New Hampshire's extremely high electricity costs also hurt Claremont foundry," said Hugh Aiken, CEO.

      "On July 1, 1997, ACC purchased the foundry division of Beloit Corporation for $8.2 million, and gave it the name PrimeCast, Inc. Included with the sale was a 5-year agreement for PrimeCast to supply castings to Beloit. Historically, Beloit consumed over 40% of the foundry's output. In June 1999 Beloit declared bankruptcy, in combination with the bankruptcy of its parent, Harnischfeger Industries. Following the bankruptcy filing, Beloit asked the court to re-instate its 5-year casting supply agreement with PrimeCast. This was done, and PrimeCast continued to supply castings, at a lower pace, to Beloit as it operated in bankruptcy," said Aiken. "In February 2000, Beloit was sold at auction, in parts. As a result of the auction, the plants which made paper mill equipment, located in Beloit, Wisconsin, were closed, and Beloit and its successors essentially ceased buying castings from PrimeCast. These events caused PrimeCast to operate at a substantial loss, due to much lower production volume and a less profitable mix of castings. In light of the Beloit bankruptcy and the subsequent loss of casting production related to the 5-year supply agreement, the carrying value of PrimeCast's long-lived assets were determined to be impaired. To reflect these events, a non-recurring charge has been made to the carrying value of PrimeCast's fixed assets."

      " PrimeCast is working to sign up new customers to replace the lost Beloit volume, but currently the United Steelworkers have called a strike at PrimeCast, following unsuccessful contract negotiations for a first-time labor contract there. The foundry continues to operate during the strike," Aiken added.

      "It is noteworthy that sales in the fourth quarter of fiscal 2000 were higher than the prior year's fourth quarter, while margins were lower. Shipments of products that were in production last year continued to be weaker on a year-over-year basis. To offset lower shipments of established products to a number of our major customers, ACC has been aggressively pursuing new business. Low pricing, combined with start up costs, on this new business led to lower margins," commented Aiken.

      "Pricing pressure on older products is also strong, due to (i) the strong dollar, (ii) the strong British pound relative to major European currencies and
(iii) low priced competition from Mexico, China and Korea," Aiken added. "ACC continues its efforts to reduce costs, raise productivity and improve technology in order to combat these factors."

      "At Forgemasters Rolls new machine tools are being installed and melt shop capacity is being increased. When these projects are complete - which is planned for January 2001 - the Crewe facility will be capable of producing 36 cast rolls per week, up from 24 rolls per week currently, with no increase in manpower," Aiken said.

      "Rebuilding of the molding department at Jahn foundry, following the explosion there in 1999, is expected to be substantially complete by October 2000. This will allow Jahn to stop transporting molds from other facilities to the foundry where they are poured, thereby reducing mold damage and cost and improving quality and productivity," said Aiken.

      "Inverness, ACC's diecasting unit in Michigan, has strong bookings for fiscal 2001, and installed a new 1,250 ton diecasting machine in July 2000 to address the additional volume expected in the coming year," Aiken added.

      "Several accomplishments during fiscal 2000 should result in improved results for fiscal 2001," stated Tom Armstrong, COO. "ACC has established a central marketing organization to assist the decentralized foundry sales teams. The central marketing group is headed up by industry veteran Charles Armor, who joined ACC in April 2000."

      "An example of productivity improvement is a new machining cell for large steel castings, which is undergoing final trials at the St. Joe machine shop. When operational, this automated machining center is expected to generate labor savings of $900,000 per year," Armstrong added.

      "ACC's iron foundry in Autun, France, has won several significant new customers in the appliance and automotive sectors, and has also established a trial distribution program for its cast iron radiator line in the U.S. market. These projects will affect 2001 operations," Aiken added.

      "Although the markets for mining and farm equipment remain weak, those for steel making and oil-field equipment are improving. This is encouraging," Aiken added. "Fiscal 2000 was a disappointing year for ACC and its employees and shareholders. We are working hard to make fiscal 2001 a better one for everyone concerned."

      Atchison Casting Corporation supplies a broad range of highly engineered iron, steel and non-ferrous castings, and steel forgings, to the mining, construction, steel, rail, oil and gas, military, agriculture, automotive, power generation and process industries, among others. With 20 locations in the U.S., Canada and Europe, Atchison Casting applies the latest in foundry technology to the manufacture and machining of complex products used in such demanding and diverse applications as locomotive and mass transit undercarriages, steel rolling mills, tractor-crawlers, mining trucks, excavators, automobiles, pumps, valves, oilfield and pipeline equipment, nuclear power, steam and water turbines, refineries, and military tanks and ships.

      This press release contains forward-looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such forward-looking statements are the following: business conditions and the state of the general economy, particularly the capital goods industry and the end-markets served by the Company, the strength of the U.S. dollar, Canadian dollar, British pound and the Euro, interest rates, inflation, the availability of labor, the successful conclusion of contract negotiations, the results of any litigation arising out of the accident at Jahn foundry, the competitive environment in the casting industry and changes in laws and regulations that govern the Company's business, particularly environmental regulations.


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


                          ATCHISON CASTING CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                  Three Months Ended                   Twelve Months Ended
                                                       June 30,                              June 30,
                                                2000              1999               2000               1999
                                           ---------------    --------------     --------------    ---------------
NET SALES                                        $118,152          $116,495           $468,301           $475,559
COST OF GOODS SOLD                                106,035            98,926            414,748            407,787

                                           ---------------    --------------     --------------    ---------------
GROSS PROFIT                                       12,117            17,569             53,553             67,772

OPERATING EXPENSES:
   Selling, general and administrative             11,102            10,133             43,089             44,682
   Amortization of intangibles                        (48)             (259)              (408)               544
   Other (income) expense, net                     10,331            (3,500)             9,650            (2,750)

                                           ---------------    --------------     --------------    ---------------
     Total Operating Expenses                      21,385             6,374             52,331             42,476

                                           ---------------    --------------     --------------    ---------------
OPERATING INCOME                                   (9,268)           11,195              1,222             25,296

INTEREST EXPENSE                                    2,496             2,068              9,452              8,352

MINORITY INTEREST IN NET
   INCOME OF SUBSIDIARIES                             (42)              127                 66                237

                                           ---------------    --------------     --------------    ---------------
INCOME (LOSS) BEFORE TAXES                        (11,722)            9,000             (8,296)            16,707

INCOME TAXES                                       (4,577)            3,504            (10,752)             6,901

                                           ---------------    --------------     --------------    ---------------
NET INCOME (LOSS)                                 ($7,145)           $5,496             $2,456             $9,806
                                           ===============    ==============     ==============    ===============

NET INCOME (LOSS) PER COMMON
AND EQUIVALENT SHARE:
   BASIC                                           ($0.93)            $0.72              $0.32              $1.26
                                           ===============    ==============     ==============    ===============
   DILUTED                                         ($0.93)            $0.72              $0.32              $1.26
                                           ===============    ==============     ==============    ===============


 WEIGHTED AVERAGE NUMBER OF
 COMMON AND EQUIVALENT
 SHARES OUTSTANDING:
   BASIC                                        7,661,674         7,627,872          7,648,616          7,790,781
                                           ===============    ==============     ==============    ===============
   DILUTED                                      7,661,674         7,627,872          7,650,311          7,790,781
                                           ===============    ==============     ==============    ===============
